As filed with the Securities and Exchange Commission on May 15, 2026.

Registration No. 333-195425

Registration No. 333-278879

Registration No. 333-117837

Registration No. 333-59886

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195425

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278879

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117837

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-59886

UNDER

THE SECURITIES ACT OF 1933

Marine Products Group, LLC

(as successor in interest to Marine Products Corporation)

(Exact name of registrant as specified in its charter)

Delaware	58-2572419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Cherokee Cove Drive

Vonore, Tennessee 37885

(423) 884-2221

(Address of Principal Executive Offices) (Zip Code)

2024 Stock Incentive Plan

2014 Stock Incentive Plan

Marine Products Corporation 2004 Stock Incentive Plan

Marine Products Corporation 2001 Employee Stock Incentive Plan

(Full title of the plan)

Bradley M. Nelson

Chief Executive Officer & Director

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

Telephone: (423) 884-2221

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith Townsend

Robert Leclerc

Zack Davis

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, GA 30309-3521

(404) 572-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Marine Products Group, LLC, a Delaware limited liability company (“Marine Products Group”), as successor in interest to Marine Products Corporation, a Delaware Corporation (“Marine Products”), is filing these post-effective amendments (these “Post-Effective Amendments”), which relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Marine Products, with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 (File No. 333-278879 ), which was filed by Marine Products with the SEC on April 23, 2024, registering 3,000,000 shares of common stock in Marine Products under its 2024 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-195425 ), which was filed by Marine Products with the SEC on April 22, 2014, registering 3,000,000 shares of common stock in Marine Products under its 2014 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-117837 ), which was filed by Marine Products with the SEC on July 30, 2004, registering 1,500,000 shares of common stock in Marine Products under the Marine Products Corporation 2004 Stock Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-59886 ), which was filed by Marine Products with the SEC on May 1, 2001, registering 2,000,000 common stock shares of Marine Products under the Marine Products Corporation 2001 Employee Stock Incentive Plan.

Reference is made to the Agreement and Plan of Merger, dated as of February 5, 2026, by and among MasterCraft Boat Holdings, Inc. (“MasterCraft”), Titan Merger Sub 1, Inc., a direct wholly owned subsidiary of MasterCraft (“Merger Sub I”), Titan Merger Sub 2, LLC, a direct wholly owned subsidiary of MasterCraft (“Merger Sub II”), and Marine Products (the “Merger Agreement”).

On May 15, 2026, pursuant to the Merger Agreement, Merger Sub I merged with and into Marine Products (the “First Merger”), with Marine Products surviving the First Merger as a direct wholly owned subsidiary of MasterCraft, and (ii) immediately following the First Merger, Marine Products merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of MasterCraft. At the effective time of the Second Merger, Merger Sub II was renamed “Marine Products Group, LLC”.

In connection with the consummation of the Mergers, Marine Products Group has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by Marine Products in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Marine Products Group hereby removes from registration by means of these Post-Effective Amendments all such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities and Marine Products Group hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Vonore, Tennessee, on this 15th day of May, 2026.

Marine Products Group, LLC
Successor in interest to Marine Products Corporation

By:	/s/ W. Scott Kent
Name: W. Scott Kent
Title: Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.